Exhibit 10.25

RESTRICTIVE COVENANT AGREEMENT
     THIS AGREEMENT (“Agreement”) dated as of November 28, 2006 (the “Effective Date”) is by and between ProQuest Company, a Delaware corporation (“Seller”), and Snap-on Incorporated, a Delaware corporation (“Buyer”). Seller and Buyer may be referred to in this Agreement individually as a “Party” or collectively as “Parties.”
     WHEREAS, pursuant to the Stock and Asset Purchase Agreement by and between Buyer and Seller dated October 20 , 2006, as amended November 1, 2006 (the “Stock and Asset Purchase Agreement”), Seller will purchase certain stock and assets of Seller (all capitalized terms not otherwise defined shall have the meanings set forth in the Stock and Asset Purchase Agreement);
     WHEREAS, Seller engages in the Business and is selling to Buyer pursuant to the Stock and Asset Purchase Agreement all rights, title and interest in the Acquired Business to Buyer (including all rights to engage in the business in the future); and in connection therewith has agreed to the restrictive covenants set forth herein;
     WHEREAS, Seller, pursuant to the transactions contemplated by the Stock and Asset Purchase Agreement, will realize substantial economic benefits, including the receipt of the Purchase Price thereunder;
     WHEREAS, the execution of this Agreement between Buyer and Seller is an express condition to closing under the Stock and Asset Purchase Agreement, as set forth in Section 9.3 of the Stock and Asset Purchase Agreement and Buyer would not have consummated the transactions contemplated therein in the absence of this Agreement; and
     WHEREAS, to protect the assets and the related business being acquired by Buyer pursuant to the Stock and Asset Purchase Agreement, Buyer and Seller desire to enter into this Agreement.
ARTICLE I
AGREEMENT NOT TO COMPETE; AGREEMENT NOT TO SOLICIT
     SECTION 1.01 Agreement Not to Compete. Seller shall not, for a period of five years after the Effective Date, in any location in the world where the Acquired Business conducts operations other than in the United Kingdom and for a period of two years after the Effective Date in the United Kingdom: (a) directly or indirectly, own, manage, establish, operate, participate in, provide financial assistance to, or control any business, company, partnership, organization, proprietorship, or other entity that is engaged in the business of developing and deploying electronic parts and service information retrieval products and dealer performance applications for the automotive, powersports and outdoor power markets as conducted by the Acquired Entities and by the

Retained Subsidiaries with the Foreign Assets on the Effective Date (except as a holder of no more than five percent (5%) of the stock of a publicly held company, provided the Seller does not participate in the business of such company or render advice or assistance to such company); or (b) entice or attempt to entice any third party with which the Acquired Business transacts business directly or indirectly so as to cause or attempt to cause any such third party not to engage in or reduce its business with Buyer; provided, however, that this agreement not to compete shall not apply to retrieval products and services provided by Seller’s Affiliates to libraries, colleges, schools and universities.
     SECTION 1.02 Agreement Not to Solicit Employees. Seller agrees and acknowledges that the value and goodwill related to the Acquired Business purchased by the Buyer depends on continued, amicable relations with its employees, and Seller agrees that for a period of two years after the Effective Date, Seller shall not, directly or indirectly, induce or attempt to induce any Business Employee to terminate his or her employment with Buyer or any of its Affiliates; provided that such restriction shall not prevent Seller or its Subsidiaries from (i) advertising to the general public openings that it may have and hiring individuals in response to those advertisements, or (ii) hiring any Business Employee who has been terminated by Buyer or any of its Affiliates.
ARTICLE II
NON-DISCLOSURE AGREEMENT
     SECTION 2.01 Definition. “Confidential Information” means any data or information of the Acquired Business, including, without limitation, Buyer’s customer lists, business connections, financial information, fees, business and marketing plans, forecasts and techniques, personnel data, employee compensation, the terms of this Agreement, business strategies, and proprietary information, as well as information of any kind provided to Buyer by its customers or their respective representatives, including all written materials, notes, data, reports assessment, analysis, whether transcribed or on computer disk, or databases, prepared by either their employees or other personnel in connection in any way with the work Buyer is doing for its customers; provided that Confidential Information shall not include information which (i) is now or becomes publicly available, other than through disclosure by Seller or one of its Representatives (as hereinafter defined), (ii) is now or becomes available to Seller or its Affiliates on a non-confidential basis from a source other than Buyer or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer or its Affiliates that requires the source of the information to keep such disclosed information confidential, or (iii) that is developed by Seller independently with no use of the Confidential Information.
     SECTION 2.02 Recitals. The Parties agree that Confidential Information shall be treated as confidential by the Seller, shall be disclosed only as permitted in this Agreement and is valuable to the Acquired Business and Buyer. The Parties further agree that Buyer would suffer injury if Seller would disclose such information or use it to compete with Buyer (except as permitted pursuant to this Agreement) and Buyer would not have consummated the transactions contemplated herein without this agreement with respect to the Confidential Information.
     SECTION 2.03 Use. Seller shall not directly or indirectly use or induce or permit others to use any of the Confidential Information for any purposes, except as may be reasonably necessary for purposes of providing services under the Transition Services Agreement referred to in Section 9.4 of the Stock and Asset Purchase Agreement (the “Transition Services”). Seller shall not directly or indirectly divulge, disclose, or communicate to any person, firm, entity, or other third party in any manner whatsoever any information relating to or constituting a part of the Confidential Information; provided, however, that such disclosures may be made to those of Seller’s directors, officers, employees, attorneys, accountants, and other agents (collectively, “Representatives”) with a specific need to know for purposes of providing or administering Transition Services or for valid legal purposes of Seller (including in connection with disputes pursuant to the Stock and Asset Purchase Agreement); and provided further that Seller may disclose Confidential information to the extent it is requested or required to do so by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process or by court order, provided that Seller first gives Buyer written notice that Seller has been requested or will be required to make such disclosure so as to allow Buyer to seek a protective order to prevent such disclosure. Seller shall inform all Representatives who are given access to any of the Confidential Information of the nature and existence of this Agreement, and shall advise them that they shall be responsible for the observance of the obligations of Seller under this Agreement.
     SECTION 2.04 Term. The provisions of this Article II shall continue in perpetuity with respect to any Confidential Information.
     SECTION 2.05 Effect. As to Confidential Information disclosed on or after the date of this Agreement, this Article supersedes any prior confidentiality or non-disclosure agreements between the parties.
ARTICLE III
AGREEMENT OF SELLER
     SECTION 3.01 Enforceability of this Agreement. Seller agrees and acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Agreement are reasonable and are no broader than are necessary to protect the legitimate business interests of Buyer including, without limitation, the ability of Buyer to realize the benefit of its bargain from the Stock and Asset Purchase Agreement. The Parties agree and stipulate that the agreements and covenants not to compete or solicit contained in this Agreement are fair and reasonable in light of all the facts and circumstances of the relationship between Buyer and Seller; however, Buyer and Seller are aware that in certain circumstances courts have refused to enforce certain agreements not to compete and laws have placed limitations on certain agreements not to compete. Therefore, in furtherance of, and not in derogation of this

Agreement, Buyer and Seller agree that in the event a court should decline to enforce some of the provisions of this Agreement or if any law should limit the enforceability of any provisions of this Agreement, that this Agreement shall be deemed to be modified or reformed to restrict Seller’s competition with Buyer and any of its Affiliates or Subsidiaries to the maximum extent, as to time, geography and business scope, which the court shall find enforceable or the applicable law shall permit; provided, however, in no event shall any such modifications or reformations of this Agreement be deemed to be more restrictive to Seller than those contained herein.
     SECTION 3.02 Available Remedies. Seller acknowledges that it would be difficult to fully compensate Buyer or any of its Affiliates or Subsidiaries for damages resulting from any breach by Seller of this Agreement and Seller hereby agrees to stipulate in any proceeding that money damages are insufficient. In the event of any actual or threatened breach of this Agreement, Buyer, its Affiliates and its Subsidiaries shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief in a court of competent jurisdiction to enforce such provisions and to recover reasonable attorneys’ fees and costs for same, and such relief may be granted without the necessity of proving actual damages; provided that to the extent that Buyer, its Affiliates and its Subsidiaries are unable to obtain injunctive relief, Seller shall remain liable for any and all actual damages incurred by Buyer, its Affiliates or its Subsidiaries as a result of a breach of this Agreement by Seller. The preceding remedies are cumulative and nonexclusive and shall be in addition to any other remedy to which Buyer may be entitled. It is understood by and between the parties hereto that the covenants by Seller set forth in Articles I and II are essential elements of this Agreement and that but for the agreement of Seller to comply with such covenants, Buyer would not have entered into the Stock and Asset Purchase Agreement. Seller further acknowledges that this Agreement as a whole constitutes a material condition to Buyer’s consummation of the transactions contemplated by the Stock and Asset Purchase Agreement and the related documents.
ARTICLE IV
GENERAL PROVISIONS
     SECTION 4.01 Assignment. This Agreement is binding on the parties and their successors and permitted assigns.
     SECTION 4.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, sent by reputable overnight express courier, charges prepaid, or, if mailed, three days after deposit with the United States Postal Service, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

If to Buyer:

Snap-on Incorporated
2801 80th Street
Kenosha, Wisconsin 53143
Attention: Martin M. Ellen, Chief Financial Officer
Fax: 262-656-5221

with copies to:

Snap-on Incorporated
2801 80th Street
Kenosha, Wisconsin 53143
Attention: Susan F. Marrinan, Chief Legal Officer
Fax: 262-656-4762

Quarles & Brady LLP
One South Pinckney Street
Suite 600
Madison, Wisconsin 53701-2113
Attention: Mark T. Ehrmann, Esquire
Fax: 608-294-4944

If to Seller:	ProQuest Company
789 Eisenhower Parkway
P.O. Box 1346
Ann Arbor, MI 48106
Attention: General Counsel
Fax: 734-997-4040

With a copy to:	McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606-5096
Attention: Thomas Murphy, Esquire
Fax: 312-984-7700
     SECTION 4.03 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. Each of the Parties agrees that if any dispute is not resolved by the Parties, it shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts (collectively, the “Proper Courts”). In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally (a) submits for itself and its property in any action relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Proper, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such action shall be heard and determined in such Proper Courts; (b) consents that any such action may and shall be brought in the Proper Courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any document delivered pursuant to this Agreement, or its performance under or the enforcement of this Agreement or any document delivered pursuant to this Agreement; (d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 4.02 of this Agreement; and (e) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
     SECTION 4.04 Amendments and Waivers. This Agreement may not be amended or waived except in writing executed by the Party against which such amendment or waiver is sought to be enforced. The failure of any Party to insist, in any one or more instances, upon the performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time. The Parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides Buyer with broader protection than that provided herein.
     SECTION 4.05 Other Agreements. This Agreement represents one of a number of agreements among the Parties. Each existing agreement is intended to be separately enforceable. To the extent another agreement, whether executed before or after this Agreement, purports to further restrict Seller’s ability to compete or use or disclose Confidential Information, including trade secrets, such agreement shall also be enforceable. To the extent the provisions of the Stock and Asset Purchase Agreement purport to apply to this Agreement or are incorporated herein by reference, such provisions shall, as applicable, apply or be incorporated.
     SECTION 4.06 Advice of Counsel. Buyer and Seller have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by Buyer.

     SECTION 4.07 Severability. The provisions of this Agreement (including in particular, but not limited to, the provisions of Article I and Article II hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any one or more of the other provisions hereof.
     SECTION 4.08 Section Headings. The section headings in this Agreement are included solely for convenient reference, and shall not define, limit, or affect the construction or interpretation of this Agreement.
     SECTION 4.09 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which together, when each party hereto has signed a counterpart, shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by its respective officers duly authorized.

PROQUEST COMPANY

By:	/s/ Todd W. Buchardt

	Name:	Todd W. Buchardt
	Title:	Senior Vice President General Counsel, Secretary

SNAP-ON INCORPORATED

By:	/s/ Martin M. Ellen

	Name:	Martin M. Ellen
	Title:	Senior Vice President - Finance and Chief Financial Officer